CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
KBL Healthcare Acquisition Corp. II

We hereby consent to the use in the Prospectus constituting part of Amendment
No. 1 to the Registration Statement on Form S-1 of our report dated February 15,
2005, except for Note 6 as to which the date is March 24, 2005 on the financial statements of KBL Healthcare Acquisition Corp. II as of December 31, 2004 and
for the period from December 9, 2004 (date of inception) to December 31, 2004, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 25, 2005